Exhibit 10.32

PERFORMANCE SHARE UNIT AGREEMENT
UNDER THE
CAL DIVE INTERNATIONAL, INC. 2013 STOCK INCENTIVE PLAN

THIS AGREEMENT (the "Agreement") is effective as of January 22, 2014 by and between Cal Dive International, Inc., a Delaware corporation ("Cal Dive"), and «Name_» (the "Award Recipient").
WHEREAS, the Company maintains the 2013 Stock Incentive Plan (the "Plan"), under which the Compensation Committee of the Board of Directors of the Company (the "Committee") may, among other things, grant stock-based economic incentives to employees of Cal Dive and its subsidiaries (collectively, the "Company") as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate;
WHEREAS, pursuant to the Plan, the Committee has determined to award performance share units to the Award Recipient.
NOW, THEREFORE, in consideration of the premises, of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.
 AWARD OF UNITS
1.1            The Committee hereby awards to the Award Recipient «Shares» performance share units (the "Units"), which constitute Other Stock-Based Awards under the Plan.  The Award Recipient has the opportunity to earn up to 200% of the Units granted hereby based on the Company's achievement of the performance criteria described in Section 2.
1.2            The Units granted hereunder are subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.  The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan.
2.
 PERFORMANCE GOALS
2.1            Depending on the Company's achievement of the performance goals specified in Section 2.2 during the period beginning January 1, 2014 and ending December 31, 2016 (the "Performance Period"), the Award Recipient shall be entitled to a payment equal to the value of the Units determined pursuant to Section 2.3 if the Award Recipient remains actively employed with the Company through the end of the Performance Period, except as otherwise provided in Section 3.
2.2            The amount paid with respect to the Units shall be based upon the Company's total stockholder return relative to the total stockholder return of the Company's "Peer Group" listed on Schedule A attached hereto ("Relative TSR") in accordance with the following matrix:
Performance Level	Cal Dive's Percentile Rank	Payout as % of Target Award (+TSR for DVR)	Payout as % of Target Award (-TSR for DVR)
Maximum	100% ile	200%	100%
Target	50% ile	100%	50%
Threshold	25% ile	25%	0%
Below Threshold	<25% ile	0%	0%
Note: Amounts interpolated between threshold and maximum.

"Total Stockholder Return" or "TSR" = (Ending Common Stock Price – Beginning Common Stock Price + Dividends, if any, paid over the Performance Period)/Beginning Common Stock Price.
"Ending and Beginning Common Stock Price" = the average Common Stock Price for the 20 trading days prior to the ending and beginning dates of the Performance Period.
"Common Stock Price" = the closing price for the day as reported on the applicable exchange or market.

TSR of the Company or any member of the Peer Group shall be equitably adjusted to reflect any spin off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of outstanding shares of common stock.
2.3            The amount payable to the Award Recipient pursuant to this Agreement, if any, shall be paid in cash, unless the Committee determines to make payment in shares of Common Stock.  Any Units payable to the Award Recipient shall be calculated by multiplying the number of Units awarded to the Award Recipient by the Performance Percentage set forth above for the level of achievement of the performance criteria set forth in Section 2.2. By way of example, if the Company reached the 50th percentile in Relative TSR, 100% of the Units would be payable to the Award Recipient. Except as provided in Section 3.2, the cash value payable shall be determined by multiplying the number of Units payable by the Fair Market Value of a share of Common Stock on the date of the Committee's certification described in Section 2.4 below.
2.4            Except as otherwise provided in Section 3.2, payment of amounts due shall be made between the end of the Performance Period and the March 15 following the end of the Performance Period.  Prior to any payments under this Agreement, the Committee shall certify in writing, by resolution or otherwise, the amount to be paid in respect of the Units as a result of the achievement of Relative TSR.  If the Award Recipient's compensation is subject to the deduction limitation provided in Section 162(m) of the Code, notwithstanding any terms of the Plan and except as provided in Section 3.2, the Committee shall not (a) increase the amount payable to the Award Recipient to an amount that is higher than the amount payable under the formula described herein; (b) waive any of the Relative TSR requirements provided herein; or (c) accelerate the vesting of the Units.
3.
 EFFECT OF CERTAIN EVENTS
3.1            In the event of the Award Recipient's termination of employment prior to the end of the Performance Period due to (a) death, (b) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code") ("Disability"), or (c) Retirement (as hereinafter defined), the Award Recipient shall vest in a number of Units determined by multiplying the number of Units granted by a fraction, the numerator of which is the number of full months between the beginning of the Performance Period and the date of termination due to death, Disability, or Retirement and the denominator of which is thirty-six (36).  The Committee shall determine the number of Units vested and the amount to be paid to the Award Recipient or his estate in accordance with Section  2.4 based on the Relative TSR performance criteria for the entire Performance Period, and any amount payable to the Award Recipient under this Section 3.1 shall be made to him or her within the time period specified in Section 2.4.  As used herein, "Retirement" is defined as the voluntary termination of employment at or after age 55 with at least five years of service and the Award Recipient not, at any time on or before the date that is two years following termination of employment, accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Award Recipient's service with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business, except for any service or assistance that is provided at the request or with the written permission of the Company.
3.2            In the event of a Change of Control, the Award Recipient shall vest in all of the Units granted to the Award Recipient under this Agreement.  The amount paid with respect to the Units will be determined based on the Relative TSR performance criteria as set forth in Section 2.2; however, the total stockholder return of the Company and the Peer Group will be determined over an adjusted performance period, defined as the period beginning on the original beginning date of the Performance Period and ending on the effective date of the Change of Control.  If the award is payable in cash, the cash value payable shall be determined by multiplying the number of Units payable by the Fair Market Value of a share of Common Stock on the effective date of the Change of Control.  Payment shall be made to the Award Recipient as soon as administratively practical following the Change of Control, but in no event later than two and one-half months following the end of the year in which such Change of Control occurs.  Notwithstanding the foregoing, if the Change of Control does not qualify as a "change in control event" under Section 409A of the Code, and any regulations or guidance promulgated thereunder, then payment shall be made at the time specified in Section 2.4.
3.3            The Units may also vest under circumstances provided in severance arrangements established by the Company.  The Company and the Award Recipient agree and acknowledge that if the Award Recipient is a party to a severance agreement with the Company or a participant in a severance plan of the Company that provides for accelerated vesting of restricted stock units that were scheduled to vest within a specified period, the Units will be treated as scheduled to vest within such specified period if the Performance Period for such Units is scheduled to end within such specified period and the Relative TSR for the Performance Period results in a payout for the Units.  By way of example, if an Award Recipient's employment is terminated by the Company under circumstances that would entitle the Award Recipient to the acceleration of vesting of any restricted stock units that are scheduled to vest within the next twelve months and the Award Recipient holds Units with a Performance Period ending within the next twelve months, the Award Recipient would receive a payout for those Units following the end of the Performance Period in accordance with the terms of this Agreement based on the Company's Relative TSR for the Performance Period.

4.
 TAXES
4.1            To the extent that the receipt or payout of the Units results in income to the Award Recipient for federal, state, or local income or employment tax purposes with respect to which the Company has a withholding obligation, the Company shall withhold all applicable amounts from any cash payable under this Agreement in settlement of the Units or from any other amounts payable to the Award Recipient by the Company.
4.2            It is intended that the payments and benefits provided under this Agreement will comply with, or be exempt from, the requirements of Section 409A of the Code.  This Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent.  No acceleration of the settlement of the Units shall be permitted unless permitted under Section 409A.
5.
 NO CONTRACT OF EMPLOYMENT INTENDED
Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient's employment relationship with the Company at any time.
6.
 BINDING EFFECT
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.
7.
 INCONSISTENT PROVISIONS
The Units granted hereby are subject to the provisions of the Plan as in effect on the date hereof and as it may be amended.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.
8.
 UNSECURED PROMISE TO PAY
The Company's obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future.  The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement.  The Award Recipient or any successor in interest shall be and remain a general creditor of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation.
9.
 GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
10.
 SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Award Recipient and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.
 COMPANY'S RECOVERY RIGHT
11.1 The Company has the right to recover any Units issued under the Plan to the Award Recipient if (a) the Company's financial statements are required to be restated at any time beginning on the effective date of this Agreement and ending on the third anniversary of the end of the Performance Period and the Committee determines that the Award Recipient is responsible, in whole or in part, for the restatement, or (b) the Units are subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder.
11.2            The Award Recipient accepts the Units subject to such recovery rights of the Company and in the event the Company exercises such rights, the Award Recipient shall promptly return the Units to the Company upon demand.  If the Performance Period has ended and the Units have been settled at the time the Committee makes the determination referred to in Section 11.3, the Award Recipient shall pay to the Company, without interest, all cash received by the Award Recipient in respect of the Units and return to the Company all shares of Common Stock acquired by the Award Recipient in respect of the Units (or other securities into which such shares have been converted or exchanged) or, if such shares are no longer held by the Award Recipient, he or she shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities. The Company may, if it chooses, effect such recovery by withholding from other amounts due to the Award Recipient by the Company.
11.3            All determinations regarding the applicability of the provisions of this Section 11 shall be in the discretion of the Committee. In making its determination, the Committee shall consider, among other things, the cost and benefit to the Company of making such demand and the level of unjust enrichment received by the Award Recipient. If the Committee elects to seek recovery, it may determine to seek recovery of all or only a portion of the Units, or the value thereof as provided in Section 11.2.
12.
 ENTIRE AGREEMENT; MODIFICATION
The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Agreement shall be void and ineffective for all purposes.  The Committee may amend, modify, or terminate the Units at any time prior to vesting in any manner not inconsistent with the terms of the Plan.  Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Award Recipient hereunder without his or her consent.
By Award Recipient's signature below, Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement.  Award Recipient agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Award Recipient has executed this Agreement, all effective as of the date first above written.

CAL DIVE INTERNATIONAL, INC.

By:
Quinn J. Hébert
Chairman, President and Chief Executive Officer

AWARD RECIPIENT:

Schedule A

PEER GROUP COMPANIES

Dril-Quip Inc.
Gulf Island Fabrication, Inc.
Gulfmark Offshore Inc.
Helix Energy Solutions Group, Inc.
Hercules Offshore Inc.
Hornbeck Offshore Services Inc.
Matrix Service Company
Newpark Resources, Inc.
PHI Inc.
TETRA Technologies Inc.
Tidewater Inc.
Vantage Drilling Co.

If any Peer Group company's Relative TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or if any such company is no longer publicly held, the Committee shall exclude that company from the Peer Group.

 If the number of Peer Group companies is reduced to eight companies, the first company listed on the substitute Peer Group list shall be added to the Peer Group so that the number of Peer Group companies will not be lower than nine companies.  Once a company is removed from the Peer Group as described above, that company shall be treated as having been removed from the Peer Group for the entire Performance Period and the substitute Peer Group company shall be treated as included in the Peer Group for the entire Performance Period.

SUBSTITUTE PEER GROUP

Seacor Holdings, Inc.
Bristow Group, Inc.
Basic Energy Services, Inc.
Key Energy Services, Inc.